Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

June 16, 2023

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Re:         Clene Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Clene Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 6,400,000 shares (the “Shares”) of the authorized common stock, par value $0.0001 per share, of the Company being offered to certain employees, executive officers and directors of the Company and certain non-employee agents, consultants, advisors and independent contractors of the Company pursuant to the Clene Inc. Amended 2020 Stock Plan (as amended, the “Plan”).

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Fourth Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Bylaws of the Company, as currently in effect; (iv) the Plan; (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement and the Plan; and (vi) certain minutes of the 2023 Annual Meeting of Stockholders of the Company. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed: (i) the authenticity and completeness of all documents submitted to us as originals and the genuineness of all signatures; (ii) the conformity to the authentic originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; and (v) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete.

Clene Inc.

June 16, 2023

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that subsequent to the Registration Statement becoming effective under the Act, the Shares, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued and fully paid and non-assessable.

Our opinions are limited to matters governed by the federal securities laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP